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                                                                     Exhibit 8.1

                            [Letterhead of Jones Day]

                                                                  April 18, 2003

Xcel Energy Inc.
800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota  55402-2023

Ladies and Gentlemen:

     We have acted as counsel for Xcel Energy Inc., a Minnesota corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") and the related prospectus (the "Prospectus"), with respect to the registration for resale under the Securities Act of 1933, as amended (the "Act"), of $230,000,000 aggregate principal amount of the Company's 7.5% Senior Convertible Notes due 2007 (the "Notes") and the shares of Common Stock, par value $2.50 per share, issuable upon conversion of the Notes (the "Common Stock").

     In rendering our opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the Prospectus, the representations contained in a letter addressed to us from the Company and dated the date hereof, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

     This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, current administrative rulings and practices of the Internal Revenue Service and judicial decisions, all of which are subject to change or differing interpretation, possibly with retroactive effect, at any time.

     Based upon and subject to the foregoing and subject to the qualifications set forth in the Prospectus, it is our opinion that the material federal income tax consequences to holders of the Notes and the Common Stock will be as described under the caption "Federal Income Tax Information" in the Prospectus. You have not requested, and we do not express, an opinion concerning any other tax consequences with respect to the Notes or the Common Stock.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement filed by the Company to register the resale of the Notes and the Common Stock under the Act. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,

                                /s/  Jones Day